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                                                                      Exhibit 9.

[ZURICH LIFE LETTERHEAD]

June 7, 2001

Kemper Investors Life Insurance Company
1 Kemper Drive
Long Grove, Illinois 60049

     RE:  FORM N-4 REGISTRATION STATEMENT
          UNDER THE SECURITIES ACT OF 1933
          AND THE INVESTMENT COMPANY ACT OF 1940
          FILE NOS. 333-54374, 811-3199
          ZURICH PREFERRED PLUS VARIABLE ANNUITY

This opinion is furnished in connection with the filing of the above-mentioned amended registration statement on Form N-4 ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO"), as depositor, and KILICO Variable Annuity Separate Account ("Separate Account"), as registrant, with the Securities and Exchange Commission covering an indefinite number of units of interest in the Separate Account. Purchase payments to be received under Individual and Group Variable, Fixed and Market Value Adjusted Deferred Annuity Contracts ("Contracts") offered by KILICO may be allocated by KILICO to the Separate Account in accordance with the owners' direction, with reserves established by KILICO to support such Contracts. The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus, which is included in the Registration Statement. The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all applicable corporate records of KILICO and such other documentation and laws as I consider appropriate as a basis of this opinion. On the basis of such examination, it is my opinion that:

1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

2. The Separate Account is an account established and maintained by KILICO pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of KILICO.

3. Assets allocated to the Separate Account will be owned by KILICO. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business KILICO may conduct.

4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Allen R. Reed

Vice President and
Assistant General Counsel